UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	May 21, 2008
(Date of earliest event reported)	May 15, 2008

ONEOK PARTNERS, L.P.

(Exact name of registrant as specified in its charter)
Delaware	1-12202	93-1120873
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 15, 2008, James C. Kneale, 56, currently president and chief operating officer of ONEOK, Inc., assumed additional responsibilities as president and chief operating officer of ONEOK Partners GP, L.L.C., our sole general partner, (ONEOK Partners GP). The position was previously held by John W. Gibson, who will continue to serve as the chairman and chief executive officer of ONEOK Partners GP. Mr. Kneale has served as president and chief operating officer of ONEOK, Inc. since 2007. Previously, Mr. Kneale served as executive vice president - finance and administration and chief financial officer of ONEOK, Inc. from 2004 to December 2006; served as executive vice president and chief financial officer of ONEOK Partners GP from April to May 2006; and served as executive vice president and chief financial officer of ONEOK Partners GP from May 2006 to December 2006. He is also a member of the ONEOK Partners GP Board of Directors. Mr. Kneale served as senior vice president, treasurer and chief financial officer of ONEOK, Inc. from 2001-2004.

We are not a party to any employment agreements with Mr. Kneale. However, Mr. Kneale has entered into a Termination Agreement with ONEOK, Inc. Under the Termination Agreement, severance payments and benefits are payable if Mr. Kneale's employment is terminated by ONEOK, Inc. without "just cause" or by Mr. Kneale for "good reason" at any time within three years of a change in control. Severance payments and benefits include a lump sum payment equal to a multiple of Mr. Kneale's annual compensation, which includes annual base salary and the greater of his bonus for the last year preceding a change in control or his target bonus for the year in which the change in control occurs. Mr. Kneale would also be entitled to a prorated portion of his targeted short-term incentive compensation and accelerated vesting of retirement and other benefits, as well as continuation of welfare benefits for a certain number of months.

Item 9.01	Financial Statements and Exhibits
Exhibits
99.1 News release issued by ONEOK, Inc. and ONEOK Partners, L.P. dated May 19, 2008.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK Partners, L.P. By: ONEOK Partners GP, L.L.C., General Partner

Date:	May 21, 2008	By:	/s/ Curtis L. Dinan
Senior Vice President - Chief Financial Officer and Treasurer

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